Exhibit 99.1

Party City Announces Fourth Quarter and Full Year 2019 Financial Results

Announces Executive Leadership Transition

ELMSFORD, N.Y.— Party City Holdco Inc. (the “Company” or “PRTY”; NYSE:PRTY) today announced financial results for the quarter and year ended December 31, 2019.

James M. Harrison, Chief Executive Officer, stated, “2019 was a challenging year due to a confluence of events, including both external headwinds and execution issues, that impacted both sales and margins. As we look ahead, we are taking actions in our retail business to improve our operating model and performance, which is at the core of our plans to return our total business to growth. We will continue to focus on executing against our strategic priorities, keeping the customer at the forefront of our decision-making process across areas including product development, merchandising, marketing, store and online operations. We believe we are positioning ourselves to maximize the potential of our vertical model and drive sustainable long-term growth.”

Full Year Summary:

•	Total revenues decreased 3.2% on a reported basis and 2.7% on a constant currency basis.

•

Retail sales decreased 3.4% on a reported basis and 3.2% on a constant currency basis, principally due to the negative impact of helium shortages, the sale of our 65 Canadian retail stores prior to the Halloween season, the impact of reduced sales from 55 stores identified for closure in conjunction with our 2019 store optimization program, and soft Halloween sales at our Party City stores and temporary Halloween stores. We ended the year with 777 company-owned stores and 98 franchise stores.

•	Brand comparable sales decreased 3.0% for the year.

•	North American e-commerce sales increased by 2.8% and by 14.8% when adjusted for buy online pickup in store sales.

•	Net third-party wholesale revenues decreased 2.6% on a reported basis or increased 1.3% after adjusting for the impacts of currency and store acquisitions.

•

Total gross profit margin decreased 470 basis points to 35.9% of net sales primarily due to a combination of markdowns in conjunction with our store optimization program and provisions against inventory recorded in conjunction with such program (130 bps); the impact of aggressive promotions during the second half of 2019 (100 bps); the impact of the helium shortage on costs and sales mix (100 bps); flow through of higher freight and distribution costs during the first three quarters of 2019 (60 bps); sales mix shifts including the growth in mass market and grocery channel sales (50 bps); and the remainder principally due to sales deleverage.

•

As a result of a sustained decline in our market capitalization, we recognized non-cash pre-tax goodwill and tradename impairment charges during the year ended December 31, 2019 of $562.6 million against the goodwill associated with our retail and wholesale reporting units.

•

Operating expenses, excluding the store optimization expenses, goodwill impairment charges and gain from the sale-leaseback transaction, totaled $732.2 million or $18.4 million higher than 2018. The increase is primarily the result of the annualization of costs associated with store acquisitions in the second half of 2018.

•	Interest expense increased by $9.2 million to $114.9 million versus the prior year, principally due to the August 2018 high yield debt offering.

•

Reported GAAP net loss was $532.9 million, versus net income of $122.8 million during 2018. Reported diluted loss per share was ($5.71), versus diluted earnings per share of $1.27 during the prior year.

•	Adjusted net income totaled $43.4 million, or $0.46 per share, compared to $156.8 million, or $1.61 per share, in the prior year.

•	Adjusted EBITDA for the year was $269.2 million, compared to $400.1 million in 2018.

Fourth Quarter Summary:

•	Total revenues decreased 9.2% on a reported basis to $731.6 million and decreased 9.1% on a constant currency basis.

•

Total retail sales decreased 12.4% on both a reported and constant currency basis, principally due to the sale of our 65 Canadian retail stores prior to the Halloween season, the impact of reduced sales from 55 stores identified for closure in conjunction with our 2019 store optimization program, and soft Halloween sales at our Party City stores and temporary Halloween stores.

•	Brand comparable sales decreased 5.1% during the fourth quarter including approximately 70 basis points of headwinds from the New Years Eve timing shift.

•	North American e-commerce sales increased by 2.1% on a reported basis and 14.7% when adjusted for buy online pickup in store sales.

•	Net third-party wholesale revenues increased 5.0% in constant currency.

•

Total gross profit margin decreased 500 basis points to 40.3% of net sales primarily due to an increase in promotional activity at retail for everyday and seasonal products (180 bps); the inventory markdowns and provisions recorded in conjunction with our previously discussed store optimization program (130 bps); overall impact of helium (80 bps); sales deleverage (50 bps); and the remainder principally due to sales mix shifts, including the growth in mass market and grocery channel sales.

•

As a result of a sustained decline in our market capitalization, we recognized non-cash pre-tax goodwill and tradename impairment charges during the year ended December 31, 2019 of $562.6 million against the goodwill associated with our retail and wholesale reporting units.

•

Operating expenses, excluding store impairment charges and goodwill impairment charges, totaled $216.7 million or $9.2 million higher than the fourth quarter of 2018, principally the result of a legal settlement and increased marketing spend.

•

Interest expense was $26.0 million during the fourth quarter of 2019, compared to $29.2 million during the fourth quarter of 2018 driven by the debt pay down as a result of the previously announced Sale-Leaseback and Canadian Tire transactions.

•	Reported GAAP net loss was $268.8 million or ($2.88) per share.

•	Adjusted net income was $47.8 million, or $0.51 per share, compared to $103.4 million, or $1.08 per share, in the fourth quarter of 2018.

•	Adjusted EBITDA was $119.5 million, versus $188.9 million during the fourth quarter of 2018.

Balance Sheet Highlights as of December 31, 2019:

The Company ended the quarter with $1,669 million in debt (net of cash) and approximately $356 million in availability under its asset-based revolving credit facility.

Store Optimization Program:

During the fourth quarter of 2019, the Company recorded $3.2 million of charges related to the previously announced store optimization program, which included the closing of 35 Party City locations in fiscal 2019. After year end, the Company closed 20 stores for a total of 55 store closures as part of its store optimization program.

Executive Leadership Transition

The Company also announced today that its CEO Jim Harrison will be transitioning to the new role of Vice Chairman effective April 1, 2020. Mr. Harrison will continue to serve as a director of the Company. Succeeding Mr. Harrison as CEO will be Mr. Brad Weston who has served as President of PCHI and CEO of the Party City Retail Group. Mr. Weston has also been appointed to the Company’s Board of Directors.

As the new CEO of the Company, Mr. Weston brings 32 years of retail industry experience – including serving as CEO of Petco prior to joining Party City in July 2019. As Vice Chairman, Mr. Harrison will primarily focus on corporate development opportunities, while also partnering with Mr. Weston and Chief Financial Officer Todd Vogensen to provide counsel and assistance.

“We are grateful for Jim’s leadership and unwavering commitment to the business over the past 24 years,” said Norman Matthews, Chairman of the Board of Directors of Party City. “Jim’s strategic vision enabled the Company to grow both organically and through acquisitions, positioning Party City as an industry leader with further room to grow through our differentiated vertical model. We wish Jim all the best in this next chapter and are thrilled that we will continue to benefit from his insights and deep knowledge of our business. We look forward to working with Brad as he takes the reins of Party City.”

“Over the last two years, the Board and I have been focused on identifying the right individual with deep retail experience to lead our Company into its next chapter of growth,” said Mr. Harrison. “The Board and I felt that now is the appropriate time for me to transition. And in working with Brad over the last several months, it has become clear to us that he has the right skills, experience and understanding of our vertical model to lead the enterprise forward. I am incredibly proud of everything the Company and our talented employees have accomplished together, and I look forward to supporting Brad and Todd as they lead the organization forward.”

“I’m honored to be named the next leader of this incredible company,” said Mr. Weston. “Party City has a tremendous platform and our employees have an impressive entrepreneurial spirit. I look forward to working across the entire organization to further build a vertically integrated company across both wholesale and retail. I am excited to bring joy to consumers across the world and ensure that we are able to provide the full party experience to our customers.”

Fiscal 2020 Outlook:

The Company provided the following financial guidance for fiscal year 2020, which excludes the potential impact of COVID-19:

•	Total revenue expected to be down in the mid-single digit percentage range

•	Brand comparable sales to be down in the low single digit percentage range

•	GAAP net income of $38 to $54 million

•	GAAP diluted EPS of $0.41 to $0.58

•	Adjusted EBITDA of $250 to $270 million

•	Adjusted net income of $47 to $63 million

•	Adjusted diluted EPS of $0.50 to $0.68

•	The Company will continue to prioritize paying down debt in 2020

The Company has reconciled Non-GAAP outlook measures to the most directly comparable GAAP measures later in this release. See “Non-GAAP Information” and “Reconciliation of 2020 Outlook” for a more detailed explanation, including definitions of the various Non-GAAP terms used in this release.

Conference Call Information

A conference call to discuss the fourth quarter 2019 financial results is scheduled for today, March 12, 2020, at 8:00 a.m. Eastern Time, and the Company has posted certain supplemental presentation materials to its investor relations website. Investors and analysts interested in participating in the call are invited to dial 866-270-1533 (U.S. domestic) or 412-317-0797 (international) approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investor.partycity.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for one year after the call.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, http://investor.partycity.com/. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Information

This press release includes non-GAAP measures including Adjusted EBITDA and Adjusted Net Income/Loss and Adjusted Earnings per Share. We present these non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by eliminating items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because our credit facilities use Adjusted EBITDA to measure compliance with certain covenants. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release. We also evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. We also provide free cash flow, defined as Adjusted EBITDA less capital expenditures, and net debt leverage, which is calculated by adding Loans and Notes Payable, Current Portion of Long Term Obligations and Long Term Obligations, Excluding Current Portion, subtracting Cash and Cash Equivalents and dividing by Adjusted EBITDA for the trailing twelve month period. Adjusted Earnings per Share is calculated by dividing Adjusted Net Income by the Weighted Average Number of Common Shares-Diluted. We believe providing these non-GAAP measures provides valuable supplemental information regarding our results of operations and leverage, consistent with how we evaluate our performance. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its core operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release and the commentary in the conference call to be held today each contains forward-looking statements. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance and include Party City’s expectations regarding its ability to maximize the potential of its vertical model, the ability to drive long-term growth, revenues, brand comparable sales, net income, Adjusted EBITDA, Adjusted net income, and adjusted diluted earnings per share. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: our ability to compete effectively in a competitive industry; fluctuations in commodity prices; our ability to appropriately respond to changing merchandise trends and consumer preferences; successful implementation of our store growth strategy; decreases in our Halloween sales; the impact of helium shortages on our financial performance; disruption to the transportation system or increases in transportation costs; product recalls or product liability; economic slowdown affecting consumer spending and general economic conditions; loss or actions of third party vendors and loss of the right to use licensed material; disruptions at our manufacturing facilities; and the additional risks and uncertainties set forth in “Risk Factors” in Party City’s Annual Report on Form 10-K for the year ended December 31, 2018 and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward looking statements. Except as may be required by any applicable laws, Party City assumes no obligation to publicly update or revise such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About Party City

Party City Holdco Inc. is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include approximately 875 specialty retail party supply stores (including franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com.

Contact:

ICR

Farah Soi and Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

Source: Party City Holdco Inc.

PARTY CITY HOLDCO INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data, unaudited)

	December 31,	December 31,
	2019	2018
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$34,917	$58,909
Accounts receivable, net	149,109	146,983
Inventories, net	658,419	756,038
Prepaid expenses and other current assets	51,685	61,905
Assets held for sale	—	—

Total current assets	$894,130	1,023,835
Property, plant and equipment, net	243,572	321,044
Operating lease asset	802,634	—
Goodwill	1,072,330	1,656,950
Trade names	530,320	568,031
Other intangible assets, net	45,060	60,164
Other assets, net	7,273	12,323

Total assets	$3,595,319	$3,642,347

LIABILITIES, REDEEMABLE SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$128,806	$302,751
Accounts payable	152,300	208,149
Accrued expenses	150,921	161,228
Liabilities held for sale	—	—
Current portion of operating lease liability	155,471	—
Income taxes payable	35,905	25,993
Current portion of long-term obligations	71,524	13,316

Total current liabilities	$694,927	711,437
Long-term obligations, excluding current portion	1,503,987	1,621,963
Long-term portion of operating lease liability	720,735	—
Deferred income tax liabilities	126,081	174,427
Other long-term liabilities	16,517	87,548

Total liabilities	$3,062,247	2,595,375
Redeemable securities	3,351	3,351
Stockholders’ equity:
Common stock (94,461,576 and 93,622,934 shares outstanding and 121,662,540 and 120,788,159 shares issued at December 31, 2019 and December 31, 2018, respectively)	1,211	1,208
Additional paid-in capital	928,573	922,476
Retained earnings	(37,219)	495,777
Accumulated other comprehensive loss	(35,734)	(49,201)

Total Party City Holdco Inc. stockholders’ equity before common stock held in treasury	856,831	1,370,260
Less: Common stock held in treasury, at cost (27,200,964 shares and 27,165,225 shares at December 31, 2019 and December 31, 2018, respectively)	(327,086)	(326,930)

Total Party City Holdco Inc. stockholders’ equity	529,745	1,043,330
Noncontrolling interests	(24)	291

Total stockholders’ equity	529,721	1,043,621

Total liabilities, redeemable securities and stockholders’ equity	$3,595,319	$3,642,347

PARTY CITY HOLDCO INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Net sales	$728,361	$802,393	$2,339,510	$2,416,442
Royalties and franchise fees	3,190	3,241	9,279	11,073

Total revenues	731,551	805,634	2,348,789	2,427,515
Cost of sales	435,122	439,274	1,500,633	1,435,358
Wholesale selling expenses	16,174	17,921	67,103	71,502
Retail operating expenses	137,639	140,977	440,395	425,996
Franchise expenses	3,339	4,590	13,152	13,214
General and administrative expenses	51,175	36,534	177,672	172,764
Art and development costs	5,635	6,110	23,203	23,388
Development stage expenses	2,770	1,388	10,736	7,008
Gain on sale/leaseback transaction	—	—	(58,381)	—
Store impairment and restructuring charges	3,221	—	29,038	—
Goodwill Impairment	303,531	—	562,631	—

Total Expenses	958,606	646,794	2,766,182	2,149,230

(Loss) income from operations	(227,055)	158,840	(417,393)	278,285
Interest expense, net	26,042	29,225	114,899	105,706
Other expense, net	(4,772)	1,906	1,871	10,982

(Loss) income before income taxes	(248,325)	127,709	(534,163)	161,597
Income tax (benefit) expense	20,504	29,335	(1,305)	38,778

Net (loss) income	(268,829)	98,374	(532,858)	122,819
Add: Net(loss) income attributable to redeemable securities holder	—	7	—	409
Less: Net loss attributable to noncontrolling interests	(11)	56	(363)	(31)

Net (loss) income attributable to common shareholders of Party City Holdco Inc.	($268,818)	$98,325	($532,495)	$123,259

Comprehensive income	($501,202)	$88,514	($519,414)	$109,403
Add: Comprehensive (loss) income attributable to redeemable securities holder	—	7	—	409
Less: Comprehensive loss attributable to noncontrolling interests	(22)	44	(386)	(64)

Comprehensive (loss) income attributable to common shareholders of Party City Holdco Inc.	($501,180)	$88,477	($519,028)	$109,876

Net (loss)income per share attributable to common shareholders of Party City Holdco Inc. - Basic	($2.88)	$1.03	($5.71)	$1.28

Net (loss) income per share attributable to common shareholders of Party City Holdco Inc. - Diluted	($2.88)	$1.02	($5.71)	$1.27

Weighted-average number of common shares-Basic	93,372,232	95,185,543	93,295,692	96,133,144
Weighted-average number of common shares-Diluted	93,372,232	96,031,332	93,295,692	97,271,050

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED EBITDA

(In thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net (loss) income	($268,829)	$98,374	($532,858)	$122,819
Interest expense, net	26,042	29,225	114,899	105,706
Income taxes	20,504	29,335	(1,305)	38,778
Depreciation and amortization	18,736	20,789	81,116	78,575

EBITDA	(203,547)	177,723	(338,148)	345,878
Non-cash purchase accounting adjustments	243	3,500	3,000	6,196
Store impairment and restructuring charges (a)	3,818	—	58,778	—
Other restructuring, retention and severance (b)	1,212	292	6,460	3,397
Goodwill and intangibles impairment (c)	303,531	—	562,631	—
Deferred rent (d)	(754)	1,728	(1,796)	5,351
Closed store expense (e)	1,021	781	4,445	4,211
Foreign currency losses (gains), net	(65)	(104)	421	24
Stock option expense (f)	169	252	1,319	1,744
Non-employee equity based compensation (g)	129	(271)	515	81
Undistributed income in equity method investments	(277)	211	(472)	(369)
Corporate development expenses (h)	2,426	2,905	14,208	11,314
Non-recurring consulting costs (i)	—	271	—	12,514
Refinancing charges (j)	36	—	36	6,237
Restricted stock units - time-based (k)	490	452	2,033	1,174
Restricted stock units - performance-based (l)	(1,036)	(1,482)	—	—
Non-recurring legal settlements/costs (m)	6,753	2,380	8,548	2,380
Gain on sale/leaseback transaction (n)	—	—	(58,381)	—
(Gain) loss on sale of assets (o)	5,074	—	5,074	—
Other	301	279	518	(16)

Adjusted EBITDA	$119,524	188,917	$269,189	400,116

Adjusted EBITDA margin	16.3%	23.4%	11.5%	16.5%

(a)

During the year ended December 31, 2019, the Company performed a comprehensive review of its store locations aimed at improving the overall productivity of such locations (“store optimization program”) and made the decision to accelerate the optimization of its store portfolio with the closure of approximately 55 stores which are primarily located in close proximity to other Party City stores. In conjunction with the store optimization program, the Company recorded the following charges: inventory reserves: $21.3 million, operating lease asset impairment: $14.9 million, property plant and equipment impairment: $4.7 million, labor and other costs related to closing the stores: $8.7 million and severance: $0.7 million. The charge for inventory reserves was recorded in cost of sales in the Company’s statement of operations and comprehensive (loss) income. The other charges were recorded in store impairment and restructuring charges in the Company’s statement of operations and comprehensive (loss) income. See the 2019 Form 10-K for further discussion. Additionally, during the process of liquidating the inventory in such stores, the Company lost margin of $8.5 million.

(b)

For the year ended December 31, 2019, amounts expensed principally related to executive severance and the write-off of inventory for a section of the Company’s Party City stores that were restructured.

(c)

As a result of a sustained decline in market capitalization, the Company recognized a non-cash pre-tax goodwill impairment charge during the year ended December 31, 2019 of $562.6 million. This includes a non-cash pre-tax tradename impairment charge of $6.6 million.

(d)	The “deferred rent” adjustment reflects the difference between accounting for rent and landlord incentives in accordance with GAAP and the Company’s actual cash outlay for such items.

(e)	Principally Charges incurred related to closing under performing stores.

(f)	Represents non-cash charges related to stock options.

(g)	Principally represents shares of Kazzam awarded to Ampology as compensation for Ampology’s services. See the 2019 Form 10-K for further discussion.

(h)

Primarily represents third-party costs related to acquisitions (mainly legal expenses and diligence fees). Such costs are excluded from the definition of “Consolidated Adjusted EBITDA” that is utilized for certain covenants in the Company’s credit agreements. Additionally, 2019 includes continued start-up costs for Kazzam (see the 2019 Form 10-K for further discussion of Kazzam).

(i)	Non-recurring consulting charges related to the Company’s retail operations.

(j)

During 2018, the Company amended its credit facilities. In conjunction with the amendments, the Company wrote-off capitalized deferred financing costs, original issue discounts and call premiums. Further, in conjunction with the amendment, the Company expensed investment banking and legal fees. Such amounts are included in “Refinancing charges” above.

(k)	Non-cash charges for restricted stock units that vest based on service conditions.

(l)	Non-cash charges for restricted stock units that vest based on performance conditions.

(m)	Non-recurring legal settlements/costs.

(n)

During June 2019, the Company reported a $58.4 million gain from the sale and leaseback of its main distribution center in Chester, New York and its metallic balloons manufacturing facility in Eden Prairie, Minnesota. The aggregate sale price for the three properties was $128.0 million. Simultaneous with the sale, the Company entered into twenty year leases for each of the facilities.

(o)

Represents a loss on sale of ownership interest in Punchbowl (See the 2019 Form 10-K for further discussion) and certain property, plant and equipment, and a write-off of goodwill related to the Company’s sale of its Canadian-based Party City stores.

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED NET INCOME

(In thousands, except share and per share data, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
(Loss) income before income taxes	($248,325)	$127,709	($534,163)	$161,597
Intangible asset amortization	3,572	4,312	14,100	12,271
Non-cash purchase accounting adjustments	2	4,190	4,202	6,812
Amortization of deferred financing costs and original issuance discounts (a)	1,211	1,155	4,722	10,989
Store impairment and restructuring charges (b)	3,818	—	58,778	—
Other restructuring charges (c)	389	—	3,211	809
Goodwill and intangibles impairment (d)	303,531	—	562,631	—
Non-employee equity based compensation (e)	129	(271)	515	81
Refinancing charges (a)	—	—	36	—
Non-recurring consulting costs (f)	—	271	—	12,514
Stock option expense (g)	169	252	1,319	1,744
Gain on sale/leaseback transaction (h)	—	—	(58,381)	—
Restricted stock units - performance-based (i)	(1,036)	(1,482)	—	—
Non-recurring legal settlements/costs (j)	6,500	2,380	6,500	2,380
(Gain) on sale of Canada retail assets (k)	(2,873)	—	(2,873)	—

Adjusted (loss) income before income taxes	$67,087	$138,516	$60,597	$209,197
Adjusted income tax (benefit) expense (l)	19,300	35,142	17,183	52,355

Adjusted net (loss) income	$47,787	103,374	$43,414	156,842

Adjusted net (loss) income per common share - diluted	$0.51	$1.08	$0.46	$1.61

Weighted-average number of common shares-diluted	93,372,232	96,031,332	93,604,794	97,271,050

(a)

Includes the non-cash amortization of deferred financing costs, original issuance discounts and capitalized call premiums. In addition, during 2018, the Company amended its credit facilities and in conjunction with the amendments, the Company wrote-off capitalized deferred financing costs, original issue discounts and call premiums. Further, in conjunction with the amendment, the Company expensed investment banking and legal fees. Such amounts are included in “Amortization of deferred financing costs and original issuance discounts” above.

(b)

During the year ended December 31, 2019, the Company performed a comprehensive review of its store locations aimed at improving the overall productivity of such locations (“store optimization program”) and made the decision to accelerate the optimization of its store portfolio with the closure of approximately 55 stores which are primarily located in close proximity to other Party City stores. In conjunction with the store optimization program, the Company recorded the following charges: inventory reserves: $21.3 million, operating lease asset impairment: $14.9 million, property plant and equipment impairment: $4.7 million, labor and other costs related to closing the stores: $8.7 million and severance: $0.7 million. The charge for inventory reserves was recorded in cost of sales in the Company’s statement of operations and comprehensive (loss) income. The other charges were recorded in store impairment and restructuring charges in the Company’s statement of operations and comprehensive (loss) income. See the 2019 Form 10-K for further discussion. Additionally, during the process of liquidating the inventory in such stores, the Company lost margin of $8.5 million.

(c)

For the year ended December 31, 2019, amounts expensed principally related to executive severance and the write-off of inventory for a section of the Company’s Party City stores that were restructured.

(d)

As a result of a sustained decline in market capitalization, the Company recognized a non-cash pre-tax goodwill impairment charge during the year ended December 31, 2019 of $562.6 million. This includes a non-cash pre-tax tradename impairment charge of $6.6 million.

(e)	Principally represents shares of Kazzam awarded to Ampology as compensation for Ampology’s services. See the 2019 Form 10-K for further discussion.

(f)	Non-recurring consulting charges related to the Company’s retail operations.

(g)	Represents non-cash charges related to stock options.

(h)

During June 2019, the Company reported a $58.4 million gain from the sale and leaseback of its main distribution center in Chester, New York and its metallic balloons manufacturing facility in Eden Prairie, Minnesota. The aggregate sale price for the three properties was $128.0 million. Simultaneous with the sale, the Company entered into twenty year leases for each of the facilities.

(i)	Non-cash charges for restricted stock units that vest based on performance conditions.

(j)	Non-recurring legal settlements/costs.

(k)	The Company recorded a $2.9 million gain on sale of its Canadian-based Party City stores.

(l)

Represents income tax expense/benefit after excluding the specific tax impacts for each of the pre-tax adjustments. The tax impacts for each of the adjustments were determined by applying to the pre-tax adjustments the effective income tax rates for the specific legal entities in which the adjustments were recorded.

PARTY CITY HOLDCO INC.

RECONCILIATION OF 2020 OUTLOOK

(In millions, unaudited)

Full year 2020 Outlook
Net income:	$38 - $54
Intangible asset amortization, net of tax:	3
Amortization of deferred financing costs and original issuance discount, net of tax:	3
Equity based compensation, net of tax:	3

Adjusted net income:	$47 - $63

Net income:	$38 - $54
Income taxes:	14 - 19
Interest expense, net:	106 - 104
Depreciation and amortization:	76 - 74

EBITDA:	$234 - $251
Corporate development expenses:	9 - 11
Equity based compensation:	6
Restructuring, retention and severance:	1 - 2

Adjusted EBITDA:	$250 - $270

PARTY CITY HOLDCO INC.

SEGMENT INFORMATION

(In thousands, except percentages, unaudited)

	Three Months Ended December 31,
	2019		2018
	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Total Revenues
Net Sales:
Wholesale	$277,233	37.9%	$337,361	41.9%
Eliminations	(120,231)	(16.4%)	(187,193)	(23.2%)

Net wholesale	157,002	21.5%	150,168	18.6%
Retail	571,359	78.1%	652,225	81.0%

Total net sales	728,361	99.6%	802,393	99.6%
Royalties and franchise fees	3,190	0.4%	3,241	0.4%

Total revenues	731,551	100.0%	805,634	100.0%

	Year Ended December 31,
	2019		2018
	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Total Revenues
Net Sales:
Wholesale	$1,240,026	52.8%	$1,325,490	54.6%
Eliminations	(642,652)	(27.4%)	(711,882)	(29.3%)

Net wholesale	597,374	25.4%	613,608	25.3%
Retail	1,742,136	74.2%	1,802,834	74.3%

Total net sales	2,339,510	99.6%	2,416,442	99.5%
Royalties and franchise fees	9,279	0.4%	11,073	0.5%

Total revenues	2,348,789	100.0%	2,427,515	100.0%

	Three Months Ended December 31,
	2019		2018
	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Total Gross Profit
Retail	$259,678	45.4%	$318,740	48.9%
Wholesale	33,561	21.4%	44,379	29.6%

Total	$293,239	40.3%	$363,119	45.3%

	Year Ended December 31,
	2019		2018
	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Total Gross Profit
Retail	$696,439	40.0%	$801,349	44.4%
Wholesale	142,438	23.8%	179,735	29.3%

Total	$838,877	35.9%	$981,084	40.6%

PARTY CITY HOLDCO INC.

OPERATING METRICS

	Three Months Ended December 31,		LTM
	2019	2018	2019
Store Count
Corporate Stores:
Beginning of period	843	862	866
New stores opened	0	4	5
Acquired	0	0	6
Closed	(66)	0	(100)

End of period	777	866	777
Franchise Stores:
Beginning of period	98	97	96
New stores opened	—	—	2
Sold to Party City	—	—	0
Closed	—	(1)	0

End of period	98	96	98

Grand Total	875	962	875

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Wholesale Share of Shelf (a)	82.8%	80.7%	79.6%	78.9%

Manufacturing Share of Shelf (b)	17.2%	16.6%	23.5%	22.9%

	Three Months Ended December 31,				Year Ended December 31,
	2019		2018		2019		2018
Brand comparable sales (c)	(5.1%	)	(2.9%	)	(3.0%	)	(0.7%	)

(a)	Wholesale share of shelf represents the percentage of our retail product cost of sales supplied by our wholesale operations.
(b)	Manufacturing share of shelf represents the percentage of our retail product cost of sales manufactured by the company.
(c)	Party City brand comparable sales include North American e-commerce sales.